Exhibit 99.1

Mesa Labs Reports Record Revenues and Adjusted Operating Income for Fiscal Year 2019

Lakewood, Colorado, June 3, 2019 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record revenues and adjusted operating income1 for Fiscal Year 2019 (FY19).

●	Record revenues for FY19 of $103.1M, 7% growth over FY18; fourth quarter revenues of $26.4M, representing a 2% decline as compared to prior year

●

Record adjusted operating income for FY19 of $25.9M, representing 5% growth compared to prior year; fourth quarter adjusted operating income of $7.1M, representing a 19% decrease compared to the same period last year

Financial Highlights

For FY19, in comparison to the prior year, revenues increased 7% to $103.1M, operating income increased 348% to $9.8M and net income increased 353% to $7.5M, or $1.86 per diluted share of common stock. Operating and net income for FY19 were impacted by unusual items (all before tax) consisting of a $3.3M expense related to the loss associated with the TCPA lawsuit, a $4.8M non-cash expense related to an impairment loss on goodwill and long-lived assets associated with the Packaging Division and a $0.9M non-cash stock compensation expense related to a change in our methodology used to account for forfeitures from a static method to a dynamic method. Operating and net loss before tax for FY18 were impacted by unusual items (all before tax) consisting of a $13.8M non-cash expense related to an impairment loss on goodwill associated with the Packaging Division, a $1.9M expense related to an increase in the Cold Chain Monitoring Division inventory reserve and a $0.8M expense related to relocation costs associated with the consolidation of our Sterilization and Disinfection Control facilities into our new building in Bozeman, Montana. Net loss for FY18 was also impacted by an unusual item consisting of a $0.3M expense (included in other expense, net), before tax, related to an increase in the PCD earn-out liability which resulted from higher revenues in the product line that were originally forecasted at the time the earn-out liability was booked in purchase accounting.

In comparison to the same quarter in the prior year, fourth quarter revenues decreased 2% to $26.4M, operating income decreased 61% to $2.6M and net income decreased 67% to $1.4M, or $0.34 per diluted share of common stock. Operating and net income in the fourth quarter were impacted by two unusual non-cash charges (before tax) consisting of a $1.1M expense related to an impairment loss on goodwill and long-lived assets associated with the Packaging Division and the $0.9M stock compensation expense described above.

On a non-GAAP basis, adjusted operating income for the fourth quarter and FY19 decreased 19% to $7.1M or $1.75 per diluted share of common stock and increased 5% to $25.9M or $6.41 per diluted share of common stock, respectively as compared to the same periods in the prior year. Adjusted operating income for the full year was fully impacted by the same operating income items noted above (excluding impairment losses and stock compensation related expenses which are excluded from adjusted operating income). Excluding unusual items from both years, adjusted operating income for FY19 increased 7% to $29.2M, or $7.23 per diluted share of common stock as compared to the prior year, paralleling revenues growth of 7%.

Division Performance

●

Sterilization and Disinfection Control (45% of revenues in FY19), delivered steady revenues in the quarter with revenues up 2% sequentially but down 5% vs 4Q18 when we delivered a large number of shipments scheduled for the prior quarter. Annual growth was 7% driven primarily by the acquisitions of BAG Healthcare and Simicon in mid FY18. Fourth quarter and full year gross profit margin percentage held steady compared to the same periods in the prior year.

●

Instruments revenues (35% of revenues in FY19) were flat in the fourth quarter but up 6% annually vs FY18. Gross profit margin percentage increased 610 basis points (or 300 basis points when excluding unusual items from the previous year) due primarily to product and customer mix.

●

Cold Chain Monitoring revenues (13% of revenues in FY19) were up 7% in the quarter and 6% for the full year with three percentage points of the annual growth driven by the acquisition of Point 6 Wireless. Gross profit margin percentage for the quarter contracted 1,420 basis points primarily due to customer mix along with a significant order for slower moving inventory that was fulfilled at a very low gross margin percentage. Annual gross profit margin percentage expanded by 1,070 basis points due to unusual inventory charges in FY18. Excluding these, gross margin percentage declined 400 basis points due to customer mix.

●

Cold Chain Packaging (7% of revenues in FY19) revenues were down 4% in the quarter but up 18% for the full year in comparison to prior year periods. Gross profit margin percentage for the quarter and year decreased 780 and 900 basis points versus the same periods of FY18 respectively.

Despite the return to growth, the Cold Chain Packaging business remains well below the profitability of our other divisions, sub-scale, and highly exposed to commodity price increases. As a result, in 4Q19 we made the decision to exit the Packaging business by or before March 31, 2020 and have recognized associated non-cash impairment charges of $4.7M in total during FY19. We have significantly reduced the divisions’ overhead by relocating most administrative functions to our corporate headquarters in Lakewood, Colorado. We expect that the remaining $0.3M of goodwill and intangible assets will be recognized as non-cash charges over the course of FY20. Entering FY20, we have $0.5M of inventory in the division, the majority of which we anticipate being consumed by customers during the exit process.

Executive Commentary

“While operating performance was weaker than expected this quarter, 4Q18 benefitted from mix, volume, and other non-recurring tailwinds providing an exceptionally difficult comparison. Overall, we have made substantial progress in the year delivering record revenues and adjusted operating income” said Gary Owens, President and Chief Executive Officer.

“During FY19, we continued our sustainable growth strategy, delivering 2% organic growth in addition to 5% inorganic growth from small tuck in acquisitions when excluding Cold Chain Packaging. We have taken clear action to improve the quality of the portfolio by exiting the marginally profitable Cold Chain Packaging division, acquiring IBP (a dialysis calibration company which enhances our DialyGuard product line) and acquiring Point 6 which reinforces the Cold Chain Monitoring division. We also completed the consolidation of our Sterilization and Disinfection operations into Bozeman, Montana. The Mesa Way! continues have positive operational progress with On Time Deliveries up greater than ten percentage points year over year and Inventories down 11% versus the previous quarter sequentially. The Mesa Way! also highlights areas where we can redeploy those resources to drive growth. In the fourth quarter we stepped up our investment in Sales and Marketing by over $0.6M to drive organic revenues growth in FY20 and beyond.

We enter FY20 as a stronger company committed to driving organic revenues growth, improving execution, and deepening our investment in our acquisition program.” concluded Mr. Owens.

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation and impairment losses on goodwill. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

(Unaudited, except for the information as of and for the years ended March 31, 2019 and 2018)

Consolidated Condensed Statements of Operations

(Amounts in thousands, except per share data)	Three Months Ended		Year Ended
	March 31,		March 31,
	2019	2018	2019	2018
Revenues	$26,446	$26,881	$103,135	$96,179
Cost of revenues	10,832	10,847	42,219	41,560
Gross profit	15,614	16,034	60,916	54,619
Impairment loss on goodwill and long-lived assets	1,105	--	4,774	13,819
Other operating expenses	11,950	9,393	46,361	38,617
Operating income	2,559	6,641	9,781	2,183
Other expense, net	590	223	1,158	1,882
Earnings before income taxes	1,969	6,418	8,623	301
Income tax expense	567	2,164	1,139	3,263
Net income (loss)	$1,402	$4,254	$7,484	$(2,962)

Earnings (loss) per share (basic)	$0.36	$1.12	$1.95	$(0.79)
Earnings (loss) per share (diluted)	0.34	1.08	1.86	-0.79

Weighted average common shares outstanding:
Basic	3,876	3,790	3,839	3,770
Diluted	4,079	3,935	4,033	3,770

Consolidated Balance Sheets

(Amounts in thousands)	March 31,	March 31,
	2019	2018
Cash and cash equivalents	$10,185	$5,469
Other current assets	23,438	26,519
Total current assets	33,623	31,988
Property, plant and equipment, net	22,225	23,593
Other assets	100,919	108,520
Total assets	$156,767	$164,101

Liabilities	$45,456	$64,740
Stockholders’ equity	111,311	99,361
Total liabilities and stockholders’ equity	$156,767	$164,101

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
Operating income	$2,559	$6,641	$9,781	$2,183
Amortization of intangible assets	1,672	1,867	7,090	6,929
Stock-based compensation expense	1,788	249	4,212	1,672
Impairment loss on goodwill	1,105	--	4,774	13,819
Adjusted operating income	$7,124	$8,757	$25,857	$24,603

Adjusted operating income per share (basic)	$1.84	$2.31	$6.74	$6.53
Adjusted operating income per share (diluted)	1.75	2.23	6.41	6.53

Weighted average common shares outstanding:
Basic	3,876	3,790	3,839	3,770
Diluted	4,079	3,935	4,033	3,770

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation and impairment losses on goodwill and long-lived assets. We believe that excluding these non-cash expenses provides the ability to better understand the operations of the Company.

We provide non-GAAP adjusted operating income and non-GAAP adjusted operating income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any, and all events, management does (and investors should) rely upon the GAAP consolidated statements of operations. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

Mesa is a global technology innovator committed to solving some of the most critical quality control challenges in the pharmaceutical, healthcare, industrial safety, environmental and food and beverage industries.  Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Instruments, Cold Chain Monitoring and Cold Chain Packaging) to help our customers ensure product integrity, increase patient and worker safety, and improve quality of life throughout the world.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," “will”, “estimate,” "expect," "project," “anticipate,” “intend” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenues growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2018, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com